Filed Pursuant to Rule 433
Registration No. 333-168049
Registration No. 333-168049-01
August 6, 2012

$650,000,000 1.250% Senior Notes due 2015 $1,100,000,000 4.450% Senior Notes due 2043
Issuer:	Enterprise Products Operating LLC
Guarantee:	Unconditionally guaranteed by Enterprise Products Partners L.P.
Ratings*:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB by Fitch Ratings
Trade Date:	August 6, 2012
Expected Settlement Date:	August 13, 2012 (T+5)
Note Type:	Senior Unsecured Notes
Legal Format:	SEC Registered
Size:	$650,000,000 for the 2015 Notes $1,100,000,000 for the 2043 Notes
Maturity Date:	August 13, 2015 for the 2015 Notes February 15, 2043 for the 2043 Notes
Coupon:	1.250% for the 2015 Notes 4.450% for the 2043 Notes
Interest Payment Dates:	February 13 and August 13, commencing February 13, 2013 for the 2015 Notes February 15 and August 15, commencing February 15, 2013 for the 2043 Notes
Price to Public:	99.941% for the 2015 Notes 99.470% for the 2043 Notes
Benchmark Treasury:	0.250% due July 15, 2015 for the 2015 Notes 3.125% due February 15, 2042 for the 2043 Notes
Benchmark Treasury Yield:	0.320% for the 2015 Notes 2.632% for the 2043 Notes

Spread to Benchmark Treasury:	+95 bps for the 2015 Notes +185 bps for the 2043 Notes
Yield to Maturity:	1.270% for the 2015 Notes 4.482% for the 2043 Notes
Make-Whole Call:	T+15 bps on the 2015 Notes T+30 bps on the 2043 Notes
Call at Par:	Not applicable for the 2015 Notes On or after August 15, 2042 on the 2043 Notes
CUSIP/ISIN:	29379V AX1 / US29379VAX10 on the 2015 Notes 29379V AY9 / US29379VAY92 on the 2043 Notes
Joint Book-Running Managers:	Citigroup Global Markets Inc. Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. Mizuho Securities USA Inc. SunTrust Robinson Humphrey, Inc.
Co-Managers:

DNB Markets, Inc.

RBS Securities Inc.

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

Credit Suisse Securities (USA) LLC

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

UBS Securities LLC

U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407, Barclays Capital Inc. at 1-888-603-5847 and SunTrust Robinson Humphrey, Inc. at 1-800-685-4786.

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